Exhibit 99.1

Commercial Metals Company Announces an Amended Five-Year Credit Agreement and an

Amended Receivables Purchase Agreement

Irving, Texas, Jan. 3, 2012 - Commercial Metals Company (NYSE: CMC) announced today that it entered into amended Credit and Receivables Purchase Agreements. The amended Credit Agreement provides access to $300 million for a period of 5 years, with an option to increase by an additional $100 million. In addition to improved funded pricing, the commitment fee under the Credit Agreement provides annual savings in excess of $1.3 million.

The Receivables Purchase Agreement was amended to increase the funding capacity to $200 million which, when combined with the amended Credit agreement, maintains the Company’s total borrowing capacity at $500 million. The Receivables Purchase Agreement term was also extended for a period of 3 years. CMC added an additional financial institution as a purchaser to provide additional liquidity at cost-effective funded pricing.

“We value the strong relationships we have with our bank group and appreciate their support and confidence in the Company by providing a committed Credit Agreement for 5 years. This cost-effective access to a total of $500 million will provide Commercial Metals Company with the liquidity to grow our business over the long term,” commented Barbara Smith, Senior Vice President and Chief Financial Officer.

About Commercial Metals Company

Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic international markets.

Forward-Looking Statements

This news release contains forward-looking statements. These forward-looking statements can generally be identified by words such as “expects,” “anticipates,” “believes,” “estimates,” “intends,” “plans to,” “ought,” “could,” “will,” “should,” “likely,” “appears,” “projects,” “forecasts,” or other similar words or phrases. There are inherent risks and uncertainties in any forward-looking statements. Although the Company believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Except as required by law, the Company undertakes no obligation to update, amend or clarify any forward-looking statements to reflect events, new information or otherwise.

Developments that could impact the Company’s expectations include the following: absence of global economic recovery or possible recession relapse; solvency of financial institutions and their ability or willingness to lend; success or failure of governmental efforts to stimulate the economy, including restoring credit availability and confidence in a recovery; continued sovereign debt problems in Greece or other countries within the euro zone and other foreign zones; customer non-compliance with contracts; construction activity or lack thereof; decisions by governments affecting the level of steel imports, including tariffs and duties; litigation claims and settlements; difficulties or delays in the execution of construction contracts resulting in cost overruns or contract disputes; metals pricing over which the Company exerts little influence; increased capacity and product availability from competing steel minimills and other steel suppliers, including import quantities and pricing; execution of cost minimization strategies; ability to retain key executives; court decisions and regulatory rulings; industry consolidation or changes in production capacity or utilization; global factors, including political and military uncertainties; currency fluctuations; interest rate changes; availability and pricing of raw materials including scrap metal and energy, insurance and supply prices; passage of new, or interpretation of existing, environmental laws and regulations; severe weather, especially in Poland; the pace of overall economic activity, particularly in China; business disruptions, costs and future events related to the tender offer and proxy contest initiated by Carl C. Icahn and affiliated entities.

Contact:

Investors & Media:

Barbara Smith

Chief Financial Officer

214-689-4300